Exhibit 10.5

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Health Diagnostics Laboratory and diaDexus, Inc.

PURCHASE AGREEMENT – KIT PURCHASES

This Purchase Agreement between diaDexus, Inc. (“diaDexus”) and Health Diagnostics Laboratory located at 737 N. 5th Street, Richmond, VA 23219 and any or all of its subsidiaries or affiliates (“Lab”), sets forth the terms and conditions upon which diaDexus will sell to Lab, and Lab will purchase, various products (the “Agreement”). As of January 1, 2011 (“Effective Date”) the parties agree as follows:

A.	In consideration of Lab purchasing from diaDexus the products specified in the current diaDexus published Product Catalog and US Price List (“Products”) diaDexus agrees to sell Products to Lab at prices based on a current published list price [*]. Lab shall not sell Products or offer to sell Products to other entities.

[*]

Any discount received by Lab hereunder is a “discount or other reduction in price” under Section 1128B(b)(3)(A) of the Social Security Act. diaDexus shall indicate any such discount on the relevant invoice or by other means that reasonably identifies the discount provided to Lab. Lab shall accurately disclose all discounts received by it to any federal or state health care program which provides reimbursement for the kits and to any regulatory body having oversight over such health care program, as required by 42 C.F.R. § 1001.952(h) and as otherwise required by applicable law.

B.	The term of the Agreement shall commence on January 1, 2011 and expire on [*] (the “Term”). The parties hereto acknowledge that this Agreement, including any exhibits and addendums attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof. All previous agreements between diaDexus and Lab and Lab’s subsidiaries will terminate and be null and void effective as of the Effective Date of this Agreement. This Agreement may not be amended or modified except by written agreement of both of the parties. This Agreement may be terminated by either party with or without cause at any time with ninety (90) days written notice.

All obligations pursuant to the terms and conditions of Paragraphs D, E, F, G, H, I, J, L and M shall survive expiration or termination of this Agreement and continue in full force and effect for a period of five (5) years after the effective date of such expiration or such termination.

C.	diaDexus shall ship Product(s) to the Lab which orders such Product(s) under a purchase order and which is authorized by the parties under this Agreement. Shipment shall be made FOB diaDexus’ supply source. diaDexus shall have no obligation to accept return of Product(s) or replace any shipment of Product(s) after delivery of such shipment of Product(s) by diaDexus. Products shall be supplied in accordance with a specification for identity and quality of the Product as set forth in the product insert (the “Specification”). The Specifications are considered a performance guaranty and represent the expectation for the Product’s performance by Lab. Product will be shipped to the following address:

Health Diagnostics Laboratory

Receiving Department

737 N 5th St. Suite 103

Richmond, VA 23219

Phone: 8043432718

D.	Upon written request by diaDexus, Lab will provide diaDexus with monthly testing volumes by five-digit zip codes in writing within ten (10) days after the close of each calendar month.

E.	Lab shall pay diaDexus net thirty (30) days after the date stated on invoice provided by diaDexus to Lab. All applicable taxes are the responsibility of Lab. In those states where diaDexus collects local/state sales taxes, diaDexus will add these taxes to the invoices and after receipt of payment including such taxes from Lab, remit to the appropriate taxing authority. Any payment due and payable under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of the prime rate as reported by JPMorgan Chase & Co., New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law if lower. All payments made under this Agreement shall be made in U.S. dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by diaDexus. Notwithstanding anything to the contrary, diaDexus shall have no obligation to continue delivering Product pursuant to the terms of this Agreement in the event that Lab fails to make any payment due and payable pursuant to this Agreement.

F.	Invoices, notices and other communications permitted or required under this Agreement will be deemed to be properly given if in writing and either delivered by hand or mailed by First Class U.S. Mail, postage prepaid, addressed to the applicable party as follows:

Health Diagnostics Laboratory 737 N. 5th Street Richmond, VA 23219 Attention: Tonya Mallory	diaDexus, Inc. 343 Oyster Point Boulevard South San Francisco, CA 94080 Attention: CEO

G.

Lab shall label the product as the PLAC® Test for Lp-PLA2 on its test requisition order forms. If Lab wishes to market the diaDexus Product using the associated marks, diaDexus hereby grants to Lab a non-exclusive, non-sublicensable license to use its trademarks solely for the Permitted use. Under such license, Lab shall comply with diaDexus policy regarding use of diaDexus marks. Lab shall submit all proposed representations of any trademarks to diaDexus for approval in writing, such approval shall not be unreasonably withheld or delayed.

H.	The parties have provided to each other prior to entering into this Agreement, and in connection with this Agreement may in the future provide to each other, confidential information, including but not limited to each party’s know-how, inventions, improvements, discoveries, patent applications, trade secrets, devices, compositions, formulas, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, customer lists, product prices, discounts, sales data, marketing, product development and other business plans, legal affairs and financial and technical information and material embodiments thereof (“Confidential Information”).

Confidential Information may be disclosed orally or in writing. Each receiving party may disclose this Confidential Information only to its employees, agents and consultants on a need to know basis; provided that any such person to whom disclosure is made is bound by obligations of non-disclosure and non-use no less restrictive than those set forth herein. The receiving party shall take the same degree of care that such party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care. The receiving party shall not disclose such Confidential Information to any third party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. This obligation of confidentiality shall not apply to any information that (a) is in the public domain, (b) comes into the public domain through no fault of the receiving party, (c) is disclosed to the receiving party by a third party having a lawful right to make such disclosure, (d) is in response to a valid order of a court or other governmental body or (e) is required by law or regulation; provided, however, that the receiving party shall first have given reasonable prior notice to the disclosing party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the disclosing party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation. The terms and conditions of this Agreement shall be Confidential Information of the parties.

I.	diaDexus represents and warrants to Lab that the Products supplied shall (i) not be adulterated or misbranded by diaDexus within the meaning of the U.S. Food, Drug, and Cosmetic Act; and (ii) function in accordance with the documentation supplied by diaDexus in connection with such Products after delivery to Lab in accordance with Paragraph C; provided that Lab maintains and stores such Products in accordance with instructions contained in such documentation. EXCEPT AS SPECIFICALLY SET FORTH IN THIS PARAGRAPH I, DIADEXUS MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, ANY WARRANTY OF SAFETY, OR ANY OTHER STATUTORY WARRANTY. EXCEPT IN CONNECTION WITH THE PARTIES’ OBLIGATIONS UNDER PARAGRAPH H, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES INCURRED BY THE OTHER OR ANY AFFILIATE OR SUBSIDIARY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

J.	diaDexus acknowledges that Lab has a proprietary interest in its legal and business name and reputation. Lab acknowledges that diaDexus has a proprietary interest in its legal and business name and reputation as well as the brand name and trademarks of its products. Therefore, each party agrees that it shall not use the other party’s name nor shall a party mention or describe this Agreement or its relationship with the other party in any press release, advertising, marketing, and promotional materials or other publications or materials without first obtaining the prior written approval of the other party.

K.	diaDexus will not be liable for any failure to perform under this Agreement due to strikes, fire, explosion, flood, riot, lock-out, injunction, interruption of transportation, unavoidable accidents, or inability to obtain supplies at reasonable prices. In the event that a Product is unavailable, diaDexus will notify Lab of such unavailability by written or electronic communication, and diaDexus will, within the course of twenty-one (21) working days, notify Lab of an action plan to correct the problem.

L.	If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall be interpreted to achieve the intent of the parties to this Agreement to the extent possible rather than voided. In any event, all other terms, conditions, and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

M.	Each party shall carry out its activities pursuant to this Agreement in compliance with all applicable federal, state, and local laws, rules, regulations, and guidelines.

N.	Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a party without the prior written consent of the other; provided, however, diaDexus may assign this Agreement without consent to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all such duties and obligations hereunder. Any purported assignments made in violation of this Paragraph N shall be null and void.

O.	To the extent that there is any conflict or inconsistency between this Agreement and any purchase order, the current diaDexus published Product Catalog and US Price List, or any other document pertaining to the supply of Product, the terms of this Agreement shall govern unless specifically acknowledged and agreed to in writing by each of the parties.

Health Diagnostics Laboratory		diaDexus, Inc.

By:	/s/ Tonya Mallory	By:	/s/ Patrick Plewman
Print Name: Tonya Mallory		Name: Patrick Plewman
Title: President & CEO		Title: President & CEO

Date:	2/17/11	Date:	2/16/11